Exhibit 10.15

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims ("Agreement") is made by and between Susan D. Lynch ("Ms. Lynch"), and V2X, Inc. ("V2X").
WHEREAS, Ms. Lynch's employment ended with V2X effective September 28, 2023; and WHEREAS, Ms. Lynch and V2X desire to settle fully and finally, without admission of liability, any and all claims that Ms. Lynch could bring against V2X;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and to avoid the possibility unnecessary litigation, it is hereby agreed by and between the parties as follows:

1.End of Employment/Consideration. Ms. Lynch and V2X agree that Ms. Lynch's employment with, and service as the Senior Vice President and Chief Financial Officer of, V2X ended effective September 28, 2023. Ms. Lynch shall be deemed to have resigned from any and all other positions with V2X and/or any of its affiliated entities that she holds.

a.Moreover, in full consideration of Ms. Lynch's execution of this Agreement and her agreement to be legally bound and abide by its terms, as well as her agreement to assist in any transition matters as reasonably requested by V2X, and subject to the terms below, V2X and Ms. Lynch agree as follows:

i.V2X will pay to Ms. Lynch the total sum of One Million Nine Hundred Twenty-Five Thousand Dollars and Zero Cents ($1,925,000.00) ("Severance Pay"), which consists of (a) two times her current annual base salary plus (b) two times her current target annual bonus, less required deductions and withholdings. In addition, V2X will pay to Ms. Lynch One Hundred Eleven Thousand Nine Hundred Eighty-Three Dollars and Zero Cents ($111,983.00), in settlement of her 2021-2023 TSR Award, and Two Hundred Forty-Nine Thousand Three Hundred Sixty Dollars and Zero Cents ($249,360.00), in settlement of her 2022-2024 TSR Award, less required deductions and withholdings.

ii.Ms. Lynch shall be eligible for participation in applicable V2X employee welfare benefit plans that Ms. Lynch participated in immediately prior to the end of her employment, at the level she participated in at that time, in accordance with the provisions of such plans and to the extent required by the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). The duration of this participation shall be eighteen (18) months from the date her employment with V2X ends. V2X shall pay the full monthly premium for this coverage. Ms. Lynch's participation in all other employee benefit plans will cease on September 28, 2023.

iii.Ms. Lynch understands that V2X will deduct from the monies described in paragraph 1.a.i, above, all federal, state and local withholding taxes and other deductions V2X is required by law to make from payments to employees. After the termination of her employment, Ms. Lynch understands that she is not entitled to any compensation or benefits or any other payment from V2X, including but not limited to any severance pay,

1

commissions, termination allowance, notice pay or similar pay or allowance, other than as specifically provided in this Agreement.

iv.V2X agrees to make to Ms. Lynch a lump sum payment for any accrued, unused Paid Time Off ("PTO") in the form of a direct deposit on the first regular V2X payday, following the end of Ms. Lynch's employment. Ms. Lynch will not continue to accrue PTO after the termination date of September 28, 2023.

v.Ms. Lynch has been awarded 10,155 Performance Stock Units ("PSUs") pursuant to a TSR Award Agreement dated March 10, 2023 (the "TSR Award Agreement"). These PSUs will remain outstanding and eligible to vest as of the end of the performance period in accordance with the terms of the TSR Award Agreement as if Ms. Lynch had remained in employment with V2X through the end of the performance period. The terms and conditions of the TSR Award Agreement, including the restrictive covenants contained in the Appendices thereto, are incorporated herein by reference.

vi.Ms. Lynch has been awarded Restricted Stock Units ("RSUs") pursuant to RSU Agreements dated March 4, 2021 and March 10, 2022, of which 6,829 are currently outstanding. All 6,829 of these outstanding RSUs will vest as of the Effective Date. The terms and conditions of the Award Agreements pursuant to which the RSUs were awarded, including the restrictive covenants contained in the Appendices thereto, are incorporated herein by reference.

vii.Ms. Lynch has been awarded 10,155 RSUs pursuant to an RSU Agreement dated March 10, 2023. These RSUs will remain outstanding and will continue to vest as if Ms. Lynch had remained in employment with V2X through the final vesting date. The terms and conditions of the Award Agreements pursuant to which the RSUs were awarded, including the restrictive covenants contained in the Appendices thereto, are incorporated herein by reference.

viii.The 12,314 Special Performance Restricted Stock Units that were granted to Ms. Lynch on March 10, 2023 shall be forfeited as of the date of termination without the payment of any consideration.

b.The payments and benefits provided in this Section are inclusive of all claims Ms. Lynch had, has, or may have had through the date of this Agreement for any alleged damages against V2X, including, but not limited to, any alleged claims for back pay, lost benefits, liquidated damages, physical injuries, emotional distress, attorney's fees, and costs.

c.The payments provided above shall be governed by applicable federal, state, and local laws and regulations, including but not limited to all applicable tax laws, and Ms. Lynch shall be solely responsible for the employee's portion of any taxes, and liens, interest, and penalties that she might owe with respect to such payments. Ms. Lynch acknowledges that she has obtained no advice from V2X or its attorneys and that neither V2X nor its attorneys have made any representations regarding the tax or other financial consequences, if any, regarding the payments provided for above. Ms. Lynch shall indemnify V2X and hold V2X harmless for the employee's portion of taxes, and all liens, penalties, interest, withholdings, amounts paid in settlement to any governmental authority, and expenses, including but not limited to, defense expenses and attorney fees, with regard to the payments.

2

Exhibit 10.15
d.Payment of the amounts described in paragraph 1.a shall not commence sooner than eight (8) days following Ms. Lynch's execution of this Agreement, provided that Ms. Lynch has not revoked this Agreement pursuant to paragraph 18, below, and no later than thirty
(30) days from the date of her execution; provided, however, that the benefits described in paragraphs 1.a.v, vi and vii shall vest according to the terms of those paragraphs. Ms. Lynch agrees that the payments and benefits described in paragraph 1.a.viii. are more than V2X is required to provide under its normal policies and procedures or by law.

2.Acknowledgments. By accepting the payments described in paragraph 1 of this Agreement, Ms. Lynch acknowledges that she is agreeing to the terms set forth in this Agreement in return for V2X's promise to provide her with money and benefits which she would otherwise not be entitled to receive. Further, Ms. Lynch is representing, warranting and agreeing that the following statements are true and correct:

a.V2X has paid Ms. Lynch through the date of her signature below all wages, bonuses and other forms of compensation due to her for work performed on behalf of V2X, other than as described in this Agreement, including any overtime wages due her;

b.Except as otherwise provided in this Agreement and under the terms and conditions of V2X's directors and officers indemnification policy ("D&O Policy") which shall apply to Ms. Lynch up to and including September 28, 2023, Ms. Lynch is not entitled to receive compensation, fringe benefits, severance benefits or any other employee benefits or payments of any kind from V2X or its parent or affiliated companies, subsidiaries, divisions, related business entities;

c.V2X has properly provided Ms. Lynch with leave for her or her family members' health conditions and has not taken any adverse action against her as a result of her requesting or taking any such leave;

d.Ms. Lynch has not suffered or incurred any workplace injury in the course of her employment with V2X on or before the date of her signature below, other than any injury that was made the subject of an injury report or workers' compensation claim on or prior to the date of her signature below;

e.Ms. Lynch is not currently aware of, does not have, and has not filed any complaint, charge, lawsuit, or other legal action that is now pending against V2X or any other released party described in Section 3; and

f.Ms. Lynch has had the opportunity to provide V2X with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of V2X or any other released party, including but not limited to: (i) gross mismanagement, (ii) gross waste of funds, (iii) abuse of authority, (iv) danger to public health or safety, or (v) violation of any law or regulation related to any federal agency contract or grant, and acknowledges that she is not aware of any such concerns, issues or violations; and

g.Ms. Lynch shall seek written approval from V2X prior to entering into any transaction involving V2X securities, including the purchase or sale of any stock. Ms. Lynch will no longer be subject to the requirement for prior approval before the purchase or sale of any such stock after six-months following the termination of her employment. Ms. Lynch is also subject to the securities laws and V2X's "insider trading" policies in respect of any transaction Ms. Lynch effects while in possession of material non-public information regarding such stock.

3

3.Release of Claims.

a.Payment of the amounts described in paragraph 1.a to Ms. Lynch is accepted by her in full and final release and settlement of any and all claims which she may have against V2X and each of its predecessors, subsidiaries, associates, affiliates and equity holders (including, for the avoidance of doubt, Vertex Aerospace Services Holding Corp., Andor Merger Sub, LLC and Vertex Aerospace Holdco LLC), and each of its and their respective former or current directors, managers, officers, employees, trustees, agents, attorneys, representatives, affiliates, subsidiaries, divisions, related business entities, general or limited partners, members, stockholders, equity holders, controlling persons, successors and assigns, or anyone employed by any of them or acting on any of their behalf, as well as insurers and reinsurers (collectively "Releasees), relating to her employment and/or separation from employment with V2X and which arise on or before the date of her signature below; provided, however, that it does not include any claim for workers compensation. The claims which she hereby releases and settles include, but are not limited to:

i.any claim of alleged discrimination, harassment, retaliation or failure to accommodate, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Age Discrimination in Employment Act ("ADEA"), the Equal Pay Act, the Rehabilitation Act, the Genetic Information Non Discrimination Act, any amendments to the foregoing, or any other federal, state, or local statute, regulation, or ordinance related to any aspect of employment;

ii.any claim of negligence, breach of an express or implied employment contract, violation of public policy, wrongful discharge, conspiracy, fraud, infliction of emotional distress, mental or physical injury, or defamation;

iii.any claim for benefits under any of V2X's employee benefits plans;

iv.any claim for wages, bonuses, commissions, vacation pay, sick pay, severance or compensation of any kind other than those specified in this Agreement, including any claim for amounts payable to Ms. Lynch in respect of any bonus and/or incentive plan of V2X for the year of her termination from employment or any prior period;

v.any claim or violation under any other federal, state, or local statute or common law that may apply in the context of Ms. Lynch's employment with V2X, including, but not limited to, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the federal Worker Adjustment and Retraining Notification Act (WARN Act) or any other or any similar state or local law governing plant closings or mass layoffs; and

vi.any claim for reinstatement, equitable relief, or damages of any kind whatsoever.

b.Ms. Lynch also specifically understands that she is releasing any claim she might have under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., which prohibits discrimination on the basis of age forty or older.

c.Ms. Lynch understands that she is releasing potentially unknown claims, and that she has limited knowledge with respect to some of the claims being released. Ms. Lynch acknowledges that there is a risk that, after signing this Agreement, she may learn information

4

Exhibit 10.15
that might have affected her decision to enter into this Agreement. Ms. Lynch assumes this risk and all other risks of any mistake in entering into this Agreement. Ms. Lynch agrees that this release is fairly and knowingly made.

d.The release of claims set forth above does not affect Ms. Lynch's vested rights in and to any welfare or qualified retirement benefit plan or officer indemnification rights she may be entitled to under V2X's D&O Policy and other insurance policies, to which she may be entitled. In addition, the release of claims set forth above does not apply to claims that cannot be released by private agreement; claims for worker's compensation or unemployment benefits; or claims that arise after the date on which she signs this Agreement.

4.Covenant Not to Sue and Waiver of Additional Remedies. As further consideration for V2X's payment to Ms. Lynch, she agrees that she will not institute any court proceeding in order to pursue any claim that she has released in paragraph 3 hereof. Nothing in this Agreement, including the provisions of paragraphs 3, 6, 7, and 8 hereof and any and all of her other covenants herein, shall be construed to prevent Ms. Lynch, in good faith, from challenging the validity of this Agreement under the ADEA or the Older Worker Benefit Protection Act or from filing a lawsuit of discrimination with, reporting - without prior notice to or consent from - possible waste, fraud, abuse, occupational injury or illness, or violations of any law or regulation to, providing supporting information or documents to, and/or participating in an investigation or testifying in any proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, OSHA, and/or any other similar local, state, or federal administrative agency charged with the enforcement of any laws. Nothing in this Agreement precludes Ms. Lynch from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding V2X, its agents, or employees, when Ms. Lynch has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. However, in accordance with her release of claims in paragraph 3 of this Agreement, Ms. Lynch waives her right to recover any individual relief (excluding the consideration provided to her under this Agreement, but including backpay, frontpay, reinstatement, or other legal or equitable relief) in any lawsuit, complaint, or lawsuit or other proceeding brought by her or on her behalf by any third party, except where such a waiver of individual relief is prohibited by law and except for any right she may have to receive a bounty payment or other award from a government agency (and not V2X or any released parties) for information provided to the government agency. Further, Ms. Lynch retains the right to challenge the knowing and voluntary nature of this Agreement under the Older Worker's Benefit Protection Act ("OWBPA") and the ADEA before a court, the EEOC, or any state or local agency permitted to enforce those laws, and this release does not impose any penalty or condition for doing so. Notwithstanding Ms. Lynch's confidentiality and non disclosure obligations in this Agreement, Ms. Lynch understands that as provided by the Federal Defend Trade Secrets Act, she will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.Opportunity to Consider the Agreement and Consult an Attorney. Ms. Lynch acknowledges that she has been and is in connection with this Agreement advised by V2X to consult her own attorney prior to deciding whether to accept this Agreement and that she was afforded a period of twenty-one (21) days to consider this Agreement and to decide whether to accept it. Ms. Lynch further acknowledges that no representative of V2X ever stated or implied

5

that she had less than twenty-one (21) days to consider this Agreement. Ms. Lynch also acknowledges that, to the extent she decided to sign this Agreement prior to the expiration of the full twenty-one (21) day period, such decision was knowing and voluntary on her part and was in no way coerced by V2X. To the extent any changes were made in this Agreement as a result of discussions taking place after the date this Agreement was first provided to Ms. Lynch, she and V2X agree that such changes, whether material or not, did not restart the running of the period of twenty-one (21) days to consider this Agreement.

6.Non-Disparagement.

a.Ms. Lynch agrees not to make, now or at any time in the future, any disparaging statements concerning V2X, or any person associated with V2X that she is aware of, including any officer, partner, director, member, employee, expert, or legal representative of V2X, concerning their respective activities that she is aware of, or concerning their respective officers, trustees, directors, employees, representatives, products or services that she is aware of, to the press, to the respective present or former employees of V2X or any affiliate that she is aware of, or to any individual or entity with whom or which V2X has a working or business relationship that she is aware of, including, but not limited to, V2X's respective customers, clients, suppliers, and distributors, or to any other person or entity that she is aware of, where such comment or statement could affect adversely the conduct of V2X's or any affiliate's business or their respective reputations. This paragraph does not prohibit giving information to a government agency. In the event of a conflict between the provisions of this paragraph and those of Section 4, Section 4 shall govern.

b.V2X agrees not to make, now or at any time in the future, any disparaging statements concerning Ms. Lynch, or make, issue, support, or publish any communication of a derogatory nature with respect to her; provided, however, that this restriction shall only apply to V2X employees at the Senior Vice President level and above.

7.Mutual Nondisclosure Obligation.
a.The Parties agree that the terms of this Agreement and the amounts paid pursuant to this Agreement are STRICTLY AND COMPLETELY CONFIDENTIAL and shall not be disclosed to any person or entity except as expressly permitted in this paragraph. The Parties shall make no reference to this Agreement or the termination of Ms. Lynch's employment on social media. The Parties further represent that they have not, as of the date of this Agreement, disclosed the terms of this Agreement or the amount of the payments identified in this Agreement, except as would have been authorized by this Agreement.

b.Notwithstanding the foregoing provisions of this paragraph, the Parties shall be entitled to disclose the facts and terms of this Agreement: (i) to their respective attorneys, financial advisers, or accountants, and in the case of the V2X, to the members of the Board of Directors and/or any V2X employee who in his/her/their official capacity has reason to know about the Agreement; (ii) to a government agency and/or a verified contractor of a government agency and/or any applicable regulatory entities; (iii) in response to a valid and enforceable subpoena;
(iv) as otherwise required by law; or (v) in connection with a dispute arising out of this Agreement. In addition, Ms. Lynch may disclose the facts and/or terms of this Agreement to members of her family.

6

Exhibit 10.15
c.If Ms. Lynch is required to disclose this Agreement, its terms or underlying facts pursuant to court order and/or subpoena, Ms. Lynch shall notify V2X, in writing via facsimile, email or overnight mail, within forty-eight (48) hours of her receipt of such court order or subpoena, and simultaneously provide V2X with a copy of such court order or subpoena. The notice shall be delivered to Jo Ann Bjornson, Chief Human Resources Officer, V2X, Inc., 7901 Jones Branch Drive, Suite 700, Mclean, Virginia, 22102. Ms. Lynch agrees to waive any objection to V2X's request that the document production or testimony be done in camera and under seal.

d.In the event there is any litigation to enforce this Agreement, the prevailing party in a court of competent jurisdiction will be awarded her/its costs, expenses and reasonable attorneys' fees in addition to any monetary recovery.

8.Confidentiality of Information. Ms. Lynch acknowledges that, as an employee of V2X, she had access to and possesses confidential information and proprietary business information about V2X, and its respective clients, licensors, and suppliers (collectively "Confidential Information"), which information is the property of V2X and not generally known or available to the public. Confidential Information includes, without limitation, V2X's professional, technical and administrative manuals, associated forms, processes and computer systems (including hardware, software, database and information technology systems); marketing, sales and business development plans and strategies; client and prospect files, lists and materials; V2X's sales, costs, profits and other financial information; short- and long-term strategy information; and human resources strategies. Ms. Lynch agrees that, except as otherwise may be required by law, and only as permitted by paragraphs 4 and 7 of this Agreement, she will not divulge, communicate, or in any way make use of any Confidential Information acquired in the performance of her duties for V2X and maintained as such by V2X. Nothing in this Agreement is intended to or will be used in any way to limit Ms. Lynch's rights to make truthful statements or disclosures regarding unlawful employment practices.

9.Non-Competition and Non-Solicitation.

a.Noncompete. For a period of one year after the date Ms. Lynch's employment with V2X ends, she will not provide services to a Competitor in any role or position (as an employee, consultant or otherwise) within or related to the Restricted Area that would involve Competitive Activity.

b.Customer Nonsolicit. For a period of one year after the date Ms. Lynch's employment with V2X ends, she will not, directly or through assistance to others, participate in soliciting a Covered Customer for the benefit of a Competitor, or for the purpose of causing or encouraging the Covered Customer to cease or reduce the extent to which the customer does business with V2X.

c.Employee Nonsolicit. For a period of one year after the date Ms. Lynch's employment with V2X ends, she will not, for the benefit of a Competitor, directly or through assistance to others, participate in soliciting a Covered Employee to leave the employment ofV2X or assist a Competitor in efforts to hire a Covered Employee.

d.Definitions & Understandings. For purposes of the foregoing Restrictive Covenants, the following definitions and understandings will apply:

7

i."Competitor" refers to a person or entity who is engaged in V2X's business and/or provides (or is planning to provide) Competitive Products in the markets where V2X does business.

ii."Competitive Activity" means job duties or other business-related activities (as an employee, consultant, director, partner, owner or otherwise) that involve the performance of services that are the same as or similar in function or purpose to those Ms. Lynch performed, supervised or managed for V2X in the Look Back Period.

iii."Competitive Product" means goods or services of the type conducted, authorized, offered, or provided by V2X within two years prior to the termination of Ms. Lynch's employment that V2X remains in the business of providing and that would displace business opportunities for V2X's goods or services (existing or under development) that Ms. Lynch had involvement with.

iv."Covered Customer'' means a customer of V2X that Ms. Lynch had material contact with or was provided Confidential Information about during the Look Back Period. Unless it would make the applicable restriction unenforceable, customers will be presumed to include active customer prospects as of the date Ms. Lynch's employment with V2X ended that she had material contact with.

v."Covered Employee" means an employee that Ms. Lynch worked with, gained knowledge of, or was provided Confidential Information about as a result of her employment with V2X during the Look Back Period. '

vi."Look Back Period" means the last two (2) years of Ms. Lynch's employment with V2X (including any period of employment with a predecessor entity acquired by V2X) or any lesser period of her employment if employed less than two years.

vii."Restricted Area" is each geographic territory or region assigned to Ms. Lynch in the Look Back Period, or if her area of responsibility was not limited to a specific assigned territory or region then each state (or state equivalent) and county (parish or other county equivalent) within the United States where V2X did business during the Look Back Period that Ms. Lynch had any material involvement in or was provided Confidential Information about, or if this geography is not enforceable then such other geographic area as may be the maximum permissible geographic area of enforceability of the covenant to which the Restricted Area applies. Unless Ms. Lynch can prove otherwise by clear and convincing evidence, a reasonable Restricted Area shall be presumed to include, at a minimum, the state(s) and county(s) within the United States that Ms. Lynch actively worked in during such the Look Back Period, and the states and counties where the Covered Customers and Company both do business.
10.Return of Property. By signing this Agreement, Ms. Lynch agrees and represents that she has either already returned to V2X, or will do so to the extent she has not already done so, all documents, equipment and other materials belonging to V2X, unless specifically excluded by V2X, or otherwise containing Confidential Information, that is in her possession or under her control, including but not limited to any information in any tangible form (any documents, memoranda and/or files, faxes, and any means of data storage such as computer disks, CDROMS and the like, and all copies thereof), concerning V2X or its businesses, employees, clients and/or projects, and any keys, credit cards, equipment, computers, portable telephones, identification cards, books, notes, and any other property of V2X except for those items indicated in the List of V2X Property Items Excluded. Ms. Lynch agrees that all memoranda, notes, records, or other documents compiled by her or made available to her during

8

Exhibit 10.15
the term of her employment with V2X concerning its businesses or customers is its property, whether or not confidential, and has been returned by Ms. Lynch to V2X. Ms. Lynch further agrees that she shall not be entitled to any payments pursuant to this Agreement until such equipment and materials have been returned to V2X.

11.Unemployment Insurance. Future Employment. V2X agrees that it will not oppose any application by Ms. Lynch for unemployment benefits. Ms. Lynch agrees that she will not now or at any time in the future seek employment with V2X, and if for some reason she does so, V2X is entitled to reject any such application without any recourse by Ms. Lynch.

12.Disqualifying Conduct. If Ms. Lynch, in any material way: (i) breaches the terms of this Agreement; (ii) fails to comply with V2X's Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property executed by Ms. Lynch or improperly utilizes V2X's confidential or proprietary information or breaches paragraph 8 of this Agreement; (iii) fails to comply with applicable provisions of the V2X Code of Corporate Conduct or applicable policies;
(iv) breaches any provision of the applicable Award Agreements referred to in paragraph 1, above; or (v) engages in fraud, misfeasance or malfeasance, as determined in the sole discretion of V2X (collectively, "Disqualifying Conduct"), then the PSUs identified in paragraph 1.a.v shall be immediately forfeited. The RSUs identified in paragraph 1.a.vii are intended to cover her release of claims which still is valid even if she is otherwise in breach. Because of certain language in the OWBPA and associated regulations, and even though Ms. Lynch is releasing claims under the ADEA and the OWBPA, this forfeiture does not apply to any challenge Ms. Lynch may make to the knowing and voluntary nature of this Agreement under the ADEA and the OWBPA. Moreover, V2X will have no further obligation to make any other payments or benefits described in this Agreement, other than those to which Ms. Lynch may be entitled. And, in the event that V2X has to file suit or take other action to recover any such payment, Ms. Lynch will also be liable to V2X for the legal fees incurred by V2X.

13.Medicare Status and Satisfaction of Any Medicare Reimbursement Obligations

a.Ms. Lynch represents and warrants that Ms. Lynch is not enrolled in the Medicare program, was not enrolled in the Medicare program at the time of the Released Matters or anytime thereafter through the date of this Release, and has not received Medicare benefits for medical services or items related to the Released Matters. Ms. Lynch understands that Releasees have requested certain personal information of Ms. Lynch, including Ms. Lynch's Social Security Number, to meet Releasees' reporting obligations under Section 111 of MMSEA. Ms. Lynch has chosen not to provide such information to Releasees and agrees in paragraph 3 above to indemnify Releasees for any penalties or claims resulting from Releasees' inability to report this settlement as may be required by law.

b.Ms. Lynch represents and warrants that Ms. Lynch has not received any medical services or items related to, arising from, or in connection with the Released Matters.

c.Ms. Lynch acknowledges and agrees that it is Ms. Lynch's responsibility pursuant to this Release, and not the responsibility of Releasees, to reimburse Medicare for any Conditional Payments made by Medicare on behalf of Ms. Lynch as of the date of this Agreement or in the future.

14.No Admissions. Nothing contained herein shall be construed as an admission of wrongdoing, violation of any federal, state, or local law, or violation of any V2X policy or procedure

9

by V2X or any of its divisions, affiliates or any of their respective officers, directors, employees or Ms. Lynch.

15.Entire Agreement. This Agreement, along with the attachments and other V2X policies and agreements referred to herein, and any other agreement applicable to Ms. Lynch, including but not limited to the Award Agreements referred to in paragraph 1a, above, sets forth the entire agreement between Ms. Lynch and V2X relating to her employment with and separation from V2X; provided, however, that if there is a conflict between any of these other policies and/or agreements and this Agreement, the terms of this Agreement shall govern the parties. Ms. Lynch acknowledges that in entering into this Agreement she has not relied upon any representation, oral or written, not set forth in this Agreement.

16.Severability. By signing this Agreement, Ms. Lynch acknowledges that she understands that in the event that any provision contained herein, except paragraphs 3 and 4, becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision. In the event that paragraph 3 and/or paragraph 4 is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, then this Agreement shall be deemed null and void, and she agrees to re-pay to V2X the payment provided to her in this Agreement.

17.Cooperation. By signing this Agreement, Ms. Lynch agrees to reasonably cooperate with V2X and its attorneys in the prosecution and/or defense of any legal action wherein V2X is a party and that involves any facts or circumstances arising during the course of her employment with V2X, including its subsidiaries and affiliated entities. Such cooperation includes, but is not limited to, meeting with V2X's attorneys at reasonable times and places to discuss her knowledge of pertinent facts, appearing as required at deposition, arbitration, trial, or other proceeding to testify as to those facts and testifying to the best of her abilities at any such proceeding. Ms. Lynch will be reimbursed for all reasonable costs and expenses incurred during her cooperation. Ms. Lynch also agrees that, for a period of six months after her employment with V2X ends, she will make herself reasonably available to V2X for any assistance with transition issues as is needed by V2X. Ms. Lynch will not be compensated for any such time.

18.Right to Revoke Agreement. Ms. Lynch understands and agrees that she: (a) has carefully read and fully understands all of the provisions of this Agreement; (b) has been given a full twenty-one (21) days within which to consider this Agreement before executing it; (c) is, through this Agreement, releasing V2X, and the parties identified in paragraph 3, from any and all claims she may have against them, to the maximum extent permitted by law; (d) knowingly and voluntarily agrees to all of the terms set forth in this Agreement; (e) knowingly and voluntarily intends to be legally bound by this Agreement; (f) had the opportunity to consult with an attorney before executing this Agreement; (g) had a full seven (7) calendar days following her execution of this Agreement to revoke this Agreement; (h) understands that rights or claims under the ADEA that may arise after the effective date of this Agreement are not waived; and (i) understands that this Agreement shall not become effective or enforceable until the Effective Date, which is the first calendar day after the expiration of the seven-day revocation period described above. No money and/or benefits payable solely by virtue of this Agreement shall be made during the seven-day revocation period. In order to revoke this Agreement, Ms. Lynch must deliver or cause to be delivered to Jo Ann Bjornson, at the address identified in paragraph 7(c), above, an express written revocation, no later than 11:59 p.m. EDT on the seventh calendar day following the date Ms. Lynch signs this Agreement.

10

Exhibit 10.15
19.No Reliance. Ms. Lynch acknowledges that she has had the opportunity to conduct an investigation into the facts and evidence relevant to her decision to sign this Agreement. Ms. Lynch acknowledges that, in deciding to enter into this Agreement, she has not relied on any promise, representation, or other information not contained in this Agreement, and also has not relied on any expectation that V2X has disclosed all material facts to her. By entering into this Agreement, Ms. Lynch is assuming all risks that she may be mistaken as to the true facts, that she may have been led to an incorrect understanding of the true facts, or that facts material to her decision to sign this Agreement may have been withheld from her. Ms. Lynch will have no claim to rescind this Agreement on the basis of any alleged mistake, misrepresentation, or failure to disclose any fact. None of the foregoing, however, will affect her right to challenge the validity of this Agreement under the Older Worker Benefit Protection Act.

20.Authority.

a.Ms. Lynch represents and warrants that she has all necessary authority to enter into this Agreement (including, if she is married or in a domestic partnership, on behalf of her marital community or domestic partnership community) and that she has not transferred any interest in any claims to her spouse or domestic partner or to any other third party.

b.This Agreement shall be binding upon and inure to the benefit of Ms. Lynch and V2X and their respective heirs, executors, successors, representatives, and agents.

21.Choice of Law. This Agreement shall be governed and interpreted by the laws of the Commonwealth of Virginia, without regard to any conflict of laws principles that would apply another jurisdiction's laws. The parties also agree that any action to enforce this Agreement shall be brought exclusively in a court located in Virginia encompassing the geographic area of V2X's headquarters office. The parties consent to the personal jurisdiction of any such court, and waive any objections to lack of personal jurisdiction or inconvenience of this forum.

22.Compliance with IRC 409A. This Agreement is intended to comply with I.R.C. Section 409A and will be interpreted in a manner intended to comply with Section 409A. Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A. If, as of the last day worked by Ms. Lynch, she is a "specified employee" as defined in Section 409A and the deferral of any other payment or commencement of any other payments or benefits otherwise payable by V2X to Ms. Lynch as a result of Ms. Lynch's separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then V2X will defer the commencement of the payment of any such payments or benefits until the date that is six months following her last day of employment.

23.Effective Date. This Agreement shall be effective on the first day after the expiration of the seven-day expiration period described above (the "Effective Date").

24.Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute the same instrument. A signature made on a faxed or electronic copy of the Agreement or a signature transmitted by facsimile or email shall have the same effect as an original signature.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

11

V2X, Inc.	Susan D. Lynch
/s/ Jo Ann Bjornson	/s/ Susan D. Lynch

10/27/2023	10/19/2023
Date	Date

12

Exhibit 10.15
List of V2X Property Items Excluded from Paragraph 10 of Lynch Separation Agreement and Release
1.Home Office Printer
2.Home Office Desk
3.Home Office Monitor
4.Home Office Docking Station
5.Home Office Camera
6.Home Office Polycom Speaker
7.Home Office Laptop- Note: Laptop will be wiped clean and returned to factory settings and all V2X licensed software programs, e.g., Office 365, Adobe, etc., will be removed.
8.Ms. Lynch's personal notes, provided that they do not contain V2X confidential, proprietary or sensitive information.

V2X, Inc.	Susan D. Lynch
/s/ Jo Ann Bjornson	/s/ Susan D. Lynch

10/27/2023	10/19/2023
Date	Date